Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated and takes effect as of March 14, 2003 and is between Sara Lee Corporation, a Maryland corporation (the “Company”), and Barry H. Beracha (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of August 29, 2002 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement, as and to the extent set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and pursuant to Section 10 of the Employment Agreement, the Company and Executive hereby amend the Employment Agreement as follows:

1. Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Employment Agreement.

2. Amendment to Retirement Date. The Company and Executive agree that Executive will continue as an employee of the Company until June 30, 2003. Consequently, (i) Sections 1 and 2 of the Employment Agreement are hereby amended to delete all references to the date June 30, 2004 and, in each instance, to substitute therefor the date June 30, 2003, (ii) each reference in the Employment Agreement to “Employment Period” shall mean the period beginning on the Effective Date of the Employment Agreement and ending on June 30, 2003, and (iii) the “Benefits Upon Retirement” described in Section 3(e) of the Employment Agreement is hereby amended by deleting Section 3 (e) in its entirety, and substituting the following therefor:

“(e) Benefits Upon Retirement. Upon the earlier to occur of (a) Executive’s retirement on June 30, 2003, or (b) the termination of Executive’s employment pursuant to Sections 5(a) due to Executive’s Disability or 5(b) of this Agreement, Executive shall be entitled to the following (in addition to all vested ERISA benefits that executive has accrued under any Earthgrains or Company maintained ERISA plan plus those provided under the Sara Lee Corporation Supplemental Benefit Plan):

(i) Executive shall be provided retiree medical coverage under the transitional retiree medical benefit plan applicable to Earthgrains employees who retire prior to December 31, 2003, in accordance with the terms and conditions of such plan, as in effective from time to time.

(ii) Executive shall be provided retiree life insurance pursuant to the Company’s Executive Life Insurance Plan in accordance with the terms and conditions of such plan (insurance benefit equal to one times base salary), as in effect from time to time.

(iii) For five years following his retirement in June 2003, Executive shall, at the expense of the Company, be entitled to receive up to $20,000 per year of financial counseling.

(iv) For purposes of determining the amount of Executive’s supplemental pension benefit and supplemental ESOP benefit under the Sara Lee Corporation Supplemental

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Benefit Plan, the Company shall treat the period from June 30, 2003 through June 30, 2004 as an additional year of service and credit Executive with such year of service and Executive’s retirement date, solely for purposes of those plans, will deemed to be on June 30, 2004 so that he will be deemed to have retired after his 62nd birthday.

3. Vesting of Certain Restricted Share Units. The Employment Agreement is hereby amended by adding a new Section 3(g) after the existing 3(f) and such new Section 3(g) shall read as follows:

“(g) Certain Restricted Stock Units. Notwithstanding any provision of the Sara Lee 1998 Long-Term Incentive Stock Plan, any grant agreement related thereto or any other agreement to the contrary, Executive’s 4,689 Restricted Stock Units granted on August 29, 2002 under the Sara Lee 1998 Long-Term Incentive Stock Plan shall vest on June 29, 2003.”

4. Automobile. The Employment Agreement is hereby amended by adding the following language to the end of existing Section 3(c):

Executive may continue to use the leased automobile provided to him by the Company until the earlier of (i) June 30, 2004 or (ii) the end of the lease term. Executive shall have the option to purchase the automobile at any time prior to June 30, 2004 or the end of the lease term, whichever comes first. In the event Executive elects to purchase the automobile, the purchase price shall be determined in accordance with the Company’s current Executive Automobile Policy.

5. Amendment to Special Payment. The Company and Executive agree that on the effective date of this Amendment, the 198,598 restricted stock units (“RSUs”) granted to Executive pursuant to Section 4(b) of the Employment Agreement shall be cancelled, in full, in exchange for the Company’s agreement to pay to Executive a total cash sum of three million eight hundred seventy thousand and six hundred forty-six dollars ($3,870,646). Such total cash sum shall accrue interest at Four Percent (4%) from the effective date of this Amendment until June 30, 2003 (the “Payment”). On July 1, 2003, the Payment shall be paid to the Executive in cash, less all applicable withholding and payroll taxes. The parties agree that the Payment is not eligible for deferral into the Sara Lee Deferred Compensation Plan upon vesting. Should Executive’s employment terminate before June 30, 2003 for Cause pursuant to Section 5(c) of the Employment Agreement, or if Executive voluntarily terminates his employment prior to his retirement date on June 30, 2003 where such termination is not pursuant to Sections 5(a) or (b) of the Employment Agreement, the Payment will be prorated based on Executive’s active service between August 29, 2002 and the date of his termination and the remaining amount of the Payment allocable to the time between the date of his termination and June 30, 2003 shall be forfeited. In the event Executive’s employment terminates pursuant to Section 5(a), or Executive terminates his employment pursuant to Section 5(b), of the Employment Agreement the Payment shall immediately vest and be distributed to the Trustees of the Barry H. Beracha Revocable Trust dated 10/19/95, as amended.

6. Continued Applicability of the Employment Agreement. The parties agree that, except as expressly modified by this Amendment, all other terms and conditions of the Employment Agreement remain in full force and effect without modification.

7. Governing Law. This Amendment shall be governed by the internal laws of the State of Illinois, excluding its conflict of law rules.

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8. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

9. Modifications and Waiver. This Amendment may be modified only in writing by both the Company and Executive, and a party’s failure to enforce this Amendment in the event of one or more events which violate it shall not be a waiver of any right to enforce this Amendment against subsequent violations.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to Employment Agreement to be executed as of the date first written above.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

SARA LEE CORPORATION

/s/ BARRY H. BERACHA	By:	/s/ LEE A. CHADEN
BARRY H. BERACHA		LEE A. CHADEN, SENIOR VICE PRESIDENT, HUMAN RESOURCES

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